Exhibit 99.8

CONSENT

I, Mofang Li, hereby consent to being named in the proxy statement/prospectus included in the registration statement on Form S-4 (No. 333-153492) filed by MK Arizona Corp. as a person who will become a director of MK Arizona Corp. following its continuation and conversion into Pypo China Holdings Limited, a Cayman Islands exempted company.

Dated: January 16, 2009

/s/ Mofang Li Mofang Li